Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 543-8207	(972) 543-8123
meritage homes takes steps to preserve the value of its deferred tax assets
     SCOTTSDALE, ARIZ. (December 24, 2008) — Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced today that it has taken a number of steps designed to preserve the long term value to the Company of certain tax assets primarily associated with net operating loss carryforwards (“NOLs”) and built in losses under Section 382 of the Internal Revenue Code. At September 30, 2008, the Company estimated that it had $137 million in deferred tax assets (before reserves), generated by approximately $360 million in net operating losses through September 30, 2008.
     The Company’s ability to use NOL’s and built in losses is limited if there is an “ownership change” under tax law. In general, ownership changes relate to the accumulation of stock by 5-percent (or more) stockholders, measured over a given period of time (generally a three year rolling period.)
     To reduce the risk of losing or limiting the long term value of its NOLs and built in losses, the Company has taken the following steps:
     1. Adopted a Bylaw provision restricting transfers or issuances of stock that would create more than 4.9-percent Stockholders, or that would change the ownership of such holders. These restrictions allow for the Company’s Board of Directors to approve exceptions to these restrictions that are in the best interests of the stockholders. The restrictions will terminate when the Company’s tax assets are utilized or expire, or when the Board deems appropriate.
     2. Approved, subject to stockholder approval, a provision in its Articles of Incorporation that creates the same transfer restrictions, and exception and termination provisions.
     3. Determined to hold a Special Meeting of Stockholders on February 16, 2009, or as soon thereafter as practicable, to vote on the amendment of the Articles of Incorporation. The record date for shareholders to vote at this meeting is January 5, 2009.

MTH TAKES STEPS TO PRESERVE DEFERRED TAX ASSETS
     Larry Seay, Chief Financial Officer of the Company stated, “We believe that we are acting in the best interests of our shareholders to preserve the value of our deferred tax assets, and retain our ability to use accumulated net operating losses to offset future income and taxes. Without these changes, a potential unintended consequence of changes in the stock ownership of Meritage Homes investors could limit our potential realization of deferred tax assets. The steps we have adopted are intended to allow stockholders to accumulate stock with Board approval, while preserving our tax assets with certain transfer restrictions.”
About Meritage Homes Corporation
Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the southern and western United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the East Bay/Central Valley and Inland Empire of California, Denver and Orlando. The Company was ranked by Builder magazine in 2008 as the 12th largest homebuilder in the U.S. and ranked #803 on the 2008 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.
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Cautionary Language
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the Company’s potential use of tax assets to offset future income and taxes, and relating to measures that could help protect these assets. There can be no assurance that the Company will generate net income or be able to utilize these tax assets in the future, or that the measures adopted will prevent changes in ownership that would limit use of these assets. In this regard, a Bylaw provision restricting share transfers may not be enforceable under applicable law as to shares outstanding prior to the restriction, or at all. If the stockholders do not adopt the amendment to the Company’s Articles of Incorporation, the Company may implement a shareholder rights plan as a deterrent to accumulations that would limit or impair its tax assets.
Meritage’s business is subject to other significant risks and uncertainties. Many factors are identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2007, and Form 10-Q for the quarter ended September 30, 2008, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
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